Exhibit 13

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20552

FORM 10-Q

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2016

Commission File Number 001-36613

Middlefield Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	34-1585111
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio 44062-9263

(Address of principal executive offices)

(440) 632-1666

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☒    NO  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Section 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    YES  ☒    NO  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    YES  ☐    NO  ☒

State the number of shares outstanding of each of the issuer’s classes of common equity as of the latest practicable date:

Class: Common Stock, without par value

Outstanding at August 10, 2016: 2,247,011

MIDDLEFIELD BANC CORP.

MIDDLEFIELD BANC CORP.

CONSOLIDATED BALANCE SHEET

(Dollar amounts in thousands, except share data)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Cash and due from banks	$21,127	$22,421
Federal funds sold	1,000	1,329

Cash and cash equivalents	22,127	23,750
Investment securities available for sale, at fair value	129,295	146,520
Loans held for sale	496	1,107
Loans	579,716	533,710
Less allowance for loan and lease losses	6,366	6,385

Net loans	573,350	527,325
Premises and equipment, net	9,727	9,772
Goodwill	4,559	4,559
Core deposit intangibles	56	76
Bank-owned life insurance	13,337	13,141
Other real estate owned	1,142	1,412
Accrued interest and other assets	6,019	7,477

TOTAL ASSETS	760,108	735,139

LIABILITIES
Deposits:
Noninterest-bearing demand	$126,045	$116,498
Interest-bearing demand	64,361	57,219
Money market	81,596	78,856
Savings	173,014	180,653
Time	183,024	191,221

Total deposits	628,040	624,447
Short-term borrowings	42,255	35,825
Other borrowings	9,825	9,939
Accrued interest and other liabilities	2,407	2,624

TOTAL LIABILITIES	682,527	672,835

STOCKHOLDERS’ EQUITY
Common stock, no par value; 10,000,000 shares authorized, 2,633,069 and 2,263,403 shares issued; 2,246,904 and 1,877,238 shares outstanding	47,675	36,191
Retained earnings	39,545	37,236
Accumulated other comprehensive income	3,879	2,395
Treasury stock, at cost; 386,165 shares	(13,518)	(13,518)

TOTAL STOCKHOLDERS’ EQUITY	77,581	62,304

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$760,108	$735,139

See accompanying notes to unaudited consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF INCOME

(Dollar amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$6,317	$5,842	$12,490	$11,685
Interest-bearing deposits in other institutions	15	12	27	20
Federal funds sold	5	5	9	8
Investment securities:
Taxable interest	290	379	630	774
Tax-exempt interest	750	805	1,540	1,564
Dividends on stock	28	23	57	50

Total interest income	7,405	7,066	14,753	14,101

INTEREST EXPENSE
Deposits	889	874	1,744	1,705
Short-term borrowings	115	33	235	70
Other borrowings	20	23	37	46
Trust preferred securities	42	60	75	52

Total interest expense	1,066	990	2,091	1,873

NET INTEREST INCOME	6,339	6,076	12,662	12,228
Provision for loan losses	105	—	210	105

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,234	6,076	12,452	12,123

NONINTEREST INCOME
Service charges on deposit accounts	491	470	938	911
Investment securities gains, net	252	22	303	46
Earnings on bank-owned life insurance	97	92	196	161
Gain on sale of loans	106	120	193	173
Other income	227	258	452	467

Total noninterest income	1,173	962	2,082	1,758

NONINTEREST EXPENSE
Salaries and employee benefits	2,283	2,560	5,063	4,920
Occupancy expense	292	291	627	640
Equipment expense	210	241	479	457
Data processing costs	322	261	594	511
Ohio state franchise tax	162	75	262	150
Federal deposit insurance expense	132	120	264	232
Professional fees	218	277	510	596
Loss (gain) on other real estate owned	56	(40)	68	48
Advertising expense	203	195	398	391
Other real estate expense	85	268	131	333
Directors fees	121	127	228	245
Core deposit intangible amortization	10	10	20	20
Appraiser fees	119	—	220	—
ATM fees	98	88	194	172
Other expense	604	744	1,195	1,313

Total noninterest expense	4,915	5,217	10,253	10,028

Income before income taxes	2,492	1,821	4,281	3,853
Income taxes	566	316	868	720

NET INCOME	$1,926	$1,505	$3,413	$3,133

EARNINGS PER SHARE
Basic	$0.94	$0.73	$1.74	$1.52
Diluted	0.94	0.73	1.73	1.52

DIVIDENDS DECLARED PER SHARE	$0.27	$0.27	$0.54	$0.53

See accompanying notes to unaudited consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(Dollar amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$1,926	$1,505	$3,413	$3,133

Other comprehensive income:
Net unrealized holding gain (loss) on available-for-sale securities	2,006	(2,966)	2,553	(2,115)
Tax effect	(681)	1,008	(868)	719

Reclassification adjustment for investment securities gain included in net income	(252)	(22)	(303)	(46)
Tax effect	85	8	102	16

Total other comprehensive income (loss)	1,158	(1,972)	1,484	(1,426)

Comprehensive income (loss)	$3,084	$(467)	$4,897	$1,707

See accompanying notes to unaudited consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

(Dollar amounts in thousands, except share data)

(Unaudited)

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Stockholders’ Equity
Balance, December 31, 2015	$36,191	$37,236	$2,395	$(13,518)	$62,304

Net income		3,413			3,413
Other comprehensive income			1,484		1,484
Common stock issuance, net of cost (361,715 shares)	11,229				11,229
Dividend reinvestment and purchase plan (7,951 shares)	255				255
Cash dividends ($0.54 per share)		(1,104)			(1,104)

Balance, June 30, 2016	$47,675	$39,545	$3,879	$(13,518)	$77,581

See accompanying notes to unaudited consolidated financial statements.

MIDDLEFIELD BANC CORP.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollar amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2016	2015
OPERATING ACTIVITIES
Net income	$3,413	$3,133
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	210	105
Investment securities gain, net	(303)	(46)
Depreciation and amortization	463	500
Amortization of premium and discount on investment securities	217	365
Accretion of deferred loan fees, net	(119)	(346)
Origination of loans held for sale	(8,227)	(8,026)
Proceeds from sale of loans	9,031	8,239
Gain on sale of loans	(193)	(173)
Earnings on bank-owned life insurance	(196)	(161)
Deferred income tax	265	346
Gain on sale of other real estate owned	3	56
Other real estate owned writedowns	(71)	(104)
Increase in accrued interest receivable	59	(157)
(Decrease) increase in accrued interest payable	(1)	74
Other, net	209	(477)

Net cash provided by operating activities	4,760	3,328

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from repayments and maturities	12,189	5,818
Proceeds from sale of securities	9,115	3,312
Purchases	(1,744)	(14,876)
Increase in loans, net	(46,483)	(23,206)
Proceeds from the sale of other real estate owned	557	830
Purchase of bank-owned life insurance	—	(4,000)
Purchase of premises and equipment	(306)	(394)

Net cash used for investing activities	(26,672)	(32,516)

FINANCING ACTIVITIES
Net increase in deposits	3,593	37,412
Increase (decrease) in short-term borrowings, net	6,430	(10,291)
Repayment of other borrowings	(114)	(159)
Common stock issued	11,229	—
Stock options exercised	—	6
Proceeds from dividend reinvestment and purchase plan	255	319
Cash dividends	(1,104)	(1,087)

Net cash provided by financing activities	20,289	26,200

Decrease in cash and cash equivalents	(1,623)	(2,988)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	23,750	25,639

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$22,127	$22,651

SUPPLEMENTAL INFORMATION
Cash paid during the year for:
Interest on deposits and borrowings	$2,092	$1,799
Income taxes	475	200
Noncash investing transactions:
Transfers from loans to other real estate owned	$367	$638

See accompanying notes to unaudited consolidated financial statements.

MIDDLEFIELD BANC CORP.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The consolidated financial statements of Middlefield Banc Corp. (“Company”) include its bank subsidiary, The Middlefield Banking Company (“MB”), and a nonbank asset resolution subsidiary EMORECO, Inc. All significant inter-company items have been eliminated.

The accompanying unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles and the instructions for Form 10-Q and Article 10 of Regulation S-X. In management’s opinion, the financial statements include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary to fairly state the Company’s financial position and the results of operations and cash flows. The consolidated balance sheet at December 31, 2015, has been derived from the audited financial statements at that date but does not include all of the necessary informational disclosures and footnotes as required by U.S. generally accepted accounting principles. The accompanying financial statements should be read in conjunction with the financial statements and notes thereto included with the Company’s Form 10-K for the year ended December 31, 2015. The results of the Company’s operations for any interim period are not necessarily indicative of the results of the Company’s operations for any other interim period or for a full fiscal year.

Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (a new revenue recognition standard). The Update’s core principle is that a company will recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, this update specifies the accounting for certain costs to obtain or fulfill a contract with a customer and expands disclosure requirements for revenue recognition. This Update is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. The Company is evaluating the effect of adopting this new accounting Update.

In June 2014, the FASB issued ASU 2014-12, Compensation-Stock Compensation ( Topic 718 ): Accounting for Share-Based Payments when the Terms of an Award Provide that a Performance Target Could Be Achieved After the Requisite Service Period . The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. Entities may apply the amendments in this Update either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter. If retrospective transition is adopted, the cumulative effect of applying this Update as of the beginning of the earliest annual period presented in the financial statements should be recognized as an adjustment to the opening retained earnings balance at that date. Additionally, if retrospective transition is adopted, an entity may use hindsight in measuring and recognizing the compensation cost. This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements -Going Concern (Subtopic 205-40). The amendments in this Update provide guidance in accounting principles generally accepted in the United States of America about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity (a consensus of the FASB Emerging Issues Task Force). This ASU clarifies how current U.S. GAAP should be interpreted in subjectively evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Public business entities are required to implement the new requirements in fiscal years and interim periods within those fiscal years beginning after December 15, 2015. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards. This Update eliminates from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810) . The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments (1) Modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (VIEs) or voting interest entities; (2) Eliminate the presumption that a general partner should consolidate a limited partnership; (3) Affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related party relationships; (4) Provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30) , as part of its initiative to reduce complexity in accounting standards. To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-04, Compensation-Retirement Benefits (Topic 715), as part of its initiative to reduce complexity in accounting standards. For an entity with a fiscal year end that does not coincide with a month end, the amendments in this Update provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month end that is closest to the entity’s fiscal year end and apply that practical expedient consistently from year to year. The practical expedient should be applied consistently to all plans if an entity has more than one plan. The amendments in this Update are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-05, Intangible – Goodwill and Other Internal Use Software (Topic 350-40) , as part of its initiative to reduce complexity in accounting standards. This guidance will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The amendments in this Update provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. For public business entities, the Board decided that the amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. For all other entities, the amendments will be effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 15, 2016. Early adoption is permitted for all entities. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-06, Earnings Per Share (Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions. Topic 260, Earnings Per Share , contains guidance that addresses master limited partnerships that originated from Emerging Issues Task Force (“EITF”) Issue No. 07-4, Application of the Two-Class Method Under FASB Statement No. 128 to Master Limited Partnerships . Under Topic 260, master limited partnerships apply the two-class method of calculating earnings per unit because the general partner, limited partners, and incentive distribution rights holders each participate differently in the distribution of available cash in accordance with the contractual rights contained in the partnership agreement. The amendments in this Update specify that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs for purposes of computing earnings per unit under the two-class method are also required. The amendments in this Update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent) . The Update applies to reporting entities that elect to measure the fair value of an investment using the net asset value per share (or its equivalent) practical expedient. Under the amendments in this Update, investments for which fair value is measured at net asset value per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at net asset value per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. Investments that calculate net asset value per share (or its equivalent), but for which the practical expedient is not applied will continue to be included in the fair value hierarchy. A reporting entity should continue to disclose information on investments for which fair value is measured at net asset value (or its equivalent) as a practical expedient to help users understand the nature and risks of the investments and whether the investments, if sold, are probable of being sold at amounts different from net asset value. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. A reporting entity should apply the amendments retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-09, Financial Services – Insurance (Topic 944): Disclosure About Short-Duration Contracts . The amendments apply to all insurance entities that issue short-duration contracts as defined in Topic 944, Financial Services – Insurance . The amendments require insurance entities to disclose for annual reporting periods certain information about the liability for unpaid claims and claim adjustment expenses. The amendments also require insurance entities to disclose information about significant changes in methodologies and assumptions used to calculate the liability for unpaid claims and claim adjustment expenses, including reasons for the change and the effects on the financial statements. Additionally, the amendments require insurance entities to disclose for annual and interim reporting periods a rollforward of the liability for unpaid claims and claim adjustment expenses, described in Topic 944. For health insurance claims, the amendments require the disclosure of the total of incurred-but-not-reported liabilities plus expected development on reported claims included in the liability for unpaid claims and claim adjustment expenses. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. For all other entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements . The amendments in this Update represent changes to clarify the FASB Accounting Standards Codification (“Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606). The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the effect of adopting this new accounting Update.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). The amendments in this Update require that an acquirer recognizes adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes . The amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities . This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) . The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which: (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020. The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-04, Liabilities – Extinguishments of Liabilities (Subtopic 405-20). The standard provides that liabilities related to the sale of prepaid stored-value products within the scope of this Update are financial liabilities. The amendments in the Update provide a narrow scope exception to the guidance in Subtopic 405-20 to require that breakage for those liabilities be accounted for consistent with the breakage guidance in Topic 606. The amendments in this Update are effective for public business entities, certain not-for-profit entities, and certain employee benefit plans for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Earlier application is permitted, including adoption in an interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815) . The amendments in this Update apply to all reporting entities for which there is a change in the counterparty to a derivative instrument that has been designated as a heading instrument under Topic 815 . The standards in this Update clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument under Topic 815 does not, in and of itself, require designation of that hedging relationship provided that all other hedge accounting criteria continue to be met. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. An entity has an option to apply the amendments in this Update on either a prospective basis or a modified retrospective basis. Early adoption is permitted, including adoption in an interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815) . The amendments apply to all entities that are issuers of or investors in debt instruments (or hybrid financial instruments that are determined to have a debt host) with embedded call (put) options. The amendments in this update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt host. An entity performing the assessment under the amendments in this Update is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. For entities other than public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-07, Investments – Equity Method and Joint Ventures (Topic 323) . The Update affects all entities that have an investment that becomes qualified for the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. The amendments in this Update eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments in this Update require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted . This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606). The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments in this update do not change the core principle of the guidance in Topic 606; they simply clarify the implementation guidance on principal versus agent considerations. The amendments in this Update are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements of Update 2014-09. ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718) . The amendments in this Update affect all entities that issue share-based payment awards to their employees. The standards in this Update provide simplification for several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as with equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. In addition to those simplifications, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment . This should not result in a change in practice because the guidance that is being superseded was never effective. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606). The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services in exchange for consideration. The amendments in this Update do not change the core principle for revenue recognition in Topic 606. Instead, the amendments provide (1) more detailed guidance in a few areas and (2) additional implementation guidance and examples based on feedback the FASB received from its stakeholders. The amendments are expected to reduce the degree of judgment necessary to comply with Topic 606, which the FASB expects will reduce the potential for diversity arising in practice and reduce the cost and complexity of applying the guidance. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606) , which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606) : Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In May 2016, the FASB issued ASU 2016-11, Revenue Recognition (Topic 605) and Derivative and Hedging (Topic 815 ), which rescinds SEC paragraphs pursuant to two SEC Staff Announcements at the March 3, 2016, Emerging Issues Task Force meeting. This Update did not have a significant impact on the Company’s financial statements

In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606) , which among other things clarifies the objective of the collectability criterion in Topic 606, as well as certain narrow aspects of Topic 606. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606) , which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements for Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date , defers the effective date of Update 2014-09 by one year. This Update is not expected to have a significant impact on the Company’s financial statements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the impairment model for most financial assets. This ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the ASU is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. ASU 2016-13 is effective for annual and interim periods beginning after December 15, 2019, and early adoption is permitted for annual and interim periods beginning after December 15, 2018. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

NOTE 2 – STOCK-BASED COMPENSATION

The Company had no unvested stock options outstanding or unrecognized stock-based compensation costs outstanding as of June 30, 2016 and 2015.

Stock option activity during the six months ended June 30 is as follows:

	2016	Weighted- average Exercise Price	2015	Weighted- average Exercise Price
Outstanding, January 1	31,949	$25.03	46,451	$27.90
Expired	—	—	(3,639)	37.33
Exercised	—	—	(525)	17.55

Outstanding, June 30	31,949	$25.03	42,287	$27.19

Exercisable, June 30	31,949	$25.03	42,287	$27.19

NOTE 3 – EARNINGS PER SHARE

The Company provides dual presentation of basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the average shares outstanding. Diluted earnings per share adds the dilutive effects of stock options to average shares outstanding.

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Weighted-average common shares outstanding	2,437,302	2,248,516	2,350,822	2,245,868
Average treasury stock shares	(386,165)	(189,530)	(386,165)	(189,530)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	2,051,137	2,058,986	1,964,657	2,056,338
Additional common stock equivalents (stock options) used to calculate diluted earnings per share	8,274	9,327	8,522	9,590

Weighted-average common shares and common stock equivalents used to calculate diluted earnings per share	2,059,411	2,068,313	1,973,179	2,065,928

Options to purchase 31,949 shares of common stock, at prices ranging from $17.55 to $40.24, were outstanding during the three and six months ended June 30, 2016. Of those options, 24,700 were considered dilutive for the three and six month periods based on the market price exceeding the strike price.

Options to purchase 42,287 shares of common stock, at prices ranging from $17.55 to $37.48, were outstanding during the three and six months ended June 30, 2015. Of those options, 27,000 were considered dilutive for the three month period based on the market price exceeding the strike price. For the six months ended June 30, 2015, 27,250 options were considered dilutive.

NOTE 4 – FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for an asset or liability in an orderly transaction between market participants at the measurement date. GAAP established a fair value hierarchy that prioritizes the use of inputs used in valuation methodologies into the following levels:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

The following tables present the assets measured on a recurring basis on the Consolidated Balance Sheet at their fair value by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

		June 30, 2016
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
U.S. government agency securities	$—	$15,335	$—	$15,335
Obligations of states and political subdivisions	—	88,355	—	88,355
Mortgage-backed securities in government- sponsored entities	—	22,719	—	22,719
Private-label mortgage-backed securities	—	2,072	—	2,072

Total debt securities	—	128,481	—	128,481
Equity securities in financial institutions	5	809	—	814

Total	$5	$129,290	$—	$129,295

		December 31, 2015
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a recurring basis:
U.S. government agency securities	$—	$21,629	$—	$21,629
Obligations of states and political subdivisions	—	97,290	—	97,290
Mortgage-backed securities in government- sponsored entities	—	24,524	—	24,524
Private-label mortgage-backed securities	—	2,263	—	2,263

Total debt securities	—	145,706	—	145,706
Equity securities in financial institutions	5	809	—	814

Total	$5	$146,515	$—	$146,520

The Company obtains fair values from an independent pricing service which represent either quoted market prices for the identical securities (Level I inputs) or fair values determined by pricing models using a market approach that considers observable market data, such as interest rate volatilities, LIBOR yield curve, credit spreads and prices from market makers and live trading systems (Level II).

Financial instruments are considered Level III when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. In addition to these unobservable inputs, the valuation models for Level III financial instruments typically also rely on a number of inputs that are readily observable either directly or indirectly. Level III financial instruments also include those for which the determination of fair value requires significant management judgment or estimation. The Company has no securities considered to be Level III as of June 30, 2016 or December 31, 2015.

The Company uses prices compiled by third party vendors.

The following tables present the assets measured on a nonrecurring basis on the Consolidated Balance Sheet at their fair value by level within the fair value hierarchy. Impaired loans that are collateral dependent are written down to fair value through the establishment of specific reserves. Techniques used to value the collateral that secure the impaired loan include quoted market prices for identical assets classified as Level I inputs and observable inputs, employed by certified appraisers, for similar assets classified as Level II inputs. In cases where valuation techniques included inputs that are unobservable and are based on estimates and assumptions developed by management based on the best information available under each circumstance, the asset valuation is classified as Level III inputs. The Company values other real estate owned at the estimated fair value of the underlying collateral less expected selling costs. Such values are estimated primarily using appraisals and reflect a market value approach. Due to the significance of the Level III inputs, other real estate owned has been classified as Level III.

		June 30, 2016
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a nonrecurring basis:
Impaired loans	$—	$—	$14,629	$14,629
Other real estate owned	—	—	1,142	1,142

		December 31, 2015
(Dollar amounts in thousands)	Level I	Level II	Level III	Total
Assets measured on a nonrecurring basis:
Impaired loans	$—	$—	$12,848	$12,848
Other real estate owned	—	—	1,412	1,412

The following tables present additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company uses Level III inputs to determine fair value:

	Quantitative Information about Level III Fair Value Measurements
(Dollar amounts in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
June 30, 2016
Impaired loans	$10,440	Discounted cash flow	Discount rate	3.1% to	7.9%	(5.0%)
	4,189	Appraisal of collateral (1)	Appraisal adjustments (2)	0.0% to	66.4%	(38.3%)
Other real estate owned	$1,142	Appraisal of collateral (1)	Appraisal adjustments (2)	0.0% to	10.0%	(7.3%)

	Quantitative Information about Level III Fair Value Measurements
(Dollar amounts in thousands)	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
December 31, 2015
Impaired loans	$6,867	Discounted cash flow	Discount rate	3.1% to	7.9%	(5.0%)
	5,981	Appraisal of collateral (1)	Appraisal adjustments (2)	0.0% to	87.1%	(23.3%)
Other real estate owned	$1,412	Appraisal of collateral (1)	Appraisal adjustments (2)	0% to	10.0%	(7.3%)

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

The estimated fair value of the Company’s financial instruments is as follows:

	June 30, 2016
	Carrying Value	Level I	Level II	Level III	Total Fair Value
	(Dollar amounts in thousands)
Financial assets:
Cash and cash equivalents	$22,127	$22,127	$—	$—	$22,127
Investment securities
Available for sale	129,295	5	129,290	—	129,295
Loans held for sale	496	—	496	—	496
Net loans	573,350	—	—	581,353	581,353
Bank-owned life insurance	13,337	13,337	—	—	13,337
Federal Home Loan Bank stock	1,887	1,887	—	—	1,887
Accrued interest receivable	2,328	2,328	—	—	2,328

Financial liabilities:
Deposits	$628,040	$445,016	$—	$185,613	$630,629
Short-term borrowings	42,255	42,255	—	—	42,255
Other borrowings	9,825	—	—	10,003	10,003
Accrued interest payable	394	394	—	—	394

	December 31, 2015
	Carrying Value	Level I	Level II	Level III	Total Fair Value
	(Dollar amounts in thousands)
Financial assets:
Cash and cash equivalents	$23,750	$23,750	$—	$—	$23,750
Investment securities
Available for sale	146,520	5	146,515	—	146,520
Loans held for sale	1,107	—	1,107	—	1,107
Net loans	527,325	—	—	534,021	534,021
Bank-owned life insurance	13,141	13,141	—	—	13,141
Federal Home Loan Bank stock	1,887	1,887	—	—	1,887
Accrued interest receivable	2,387	2,387	—	—	2,387

Financial liabilities:
Deposits	$624,447	$433,226	$—	$191,747	$624,973
Short-term borrowings	35,825	35,825	—	—	35,825
Other borrowings	9,939	—		10,063	10,063
Accrued interest payable	395	395	—	—	395

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract which creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. Since many of these assumptions result from judgments made by management based upon estimates which are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Federal Home Loan Bank Stock, Accrued Interest Receivable, Accrued Interest Payable, and Short-Term Borrowings

The fair value is equal to the current carrying value.

Bank-Owned Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Investment Securities Available for Sale

The fair value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Loans Held for Sale

Loans held for sale are carried at lower of cost or fair value. The fair value of loans held for sale is based on secondary market pricing on portfolios with similar characteristics. The changes in fair value of the assets are largely driven by changes in interest rates subsequent to loan funding and changes in the fair value of servicing associated with the mortgage loan held for sale.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were used as estimates for fair value.

Deposits and Other Borrowings

The fair values of certificates of deposit and other borrowings are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposits are valued at the amount payable on demand as of period end.

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure.

NOTE 5 – ACCUMULATED OTHER COMPREHENSIVE INCOME

The following tables present the changes in accumulated other comprehensive income by component net of tax for the six months ended June 30, 2016 and 2015, respectively:

(Dollars in thousands)	Unrealized gains on available-for-sale securities
Balance as of December 31, 2015	$2,395

Other comprehensive income before reclassification	360
Amount reclassified from accumulated other comprehensive income	(34)

Period change	326

Balance at March 31, 2016	$2,721

Other comprehensive income before reclassification	1,325
Amount reclassified from accumulated other comprehensive income	(167)

Period change	1,158

Balance at June 30, 2016	$3,879

(Dollars in thousands)	Unrealized gains on available-for-sale securities
Balance as of December 31, 2014	$2,548

Other comprehensive income before reclassification	562
Amount reclassified from accumulated other comprehensive income	(16)

Period change	546

Balance at March 31, 2015	3,094

Other comprehensive loss before reclassification	(1,958)
Amount reclassified from accumulated other comprehensive income	(14)

Period change	(1,972)

Balance at June 30, 2015	$1,122

The following tables present significant amounts reclassified out of each component of accumulated other comprehensive income for the six months ended June 30, 2016 and 2015, respectively:

(Dollars in thousands) Details about other comprehensive income	Amount Reclassified from Accumulated Other Comprehensive Income (a) For the Three Months Ended		Affected Line Item in the Statement Where Net Income is Presented
	June 30, 2016	June 30, 2015
Unrealized gains on available-for-sale securities	$252	$22	Investment securities gains, net
	(86)	(8)	Income taxes

	$166	$14	Net of tax

(Dollars in thousands) Details about other comprehensive income	Amount Reclassified from Accumulated Other Comprehensive Income (a) For the Six Months Ended		Affected Line Item in the Statement Where Net Income is Presented
	June 30, 2016	June 30, 2015
Unrealized gains on available-for-sale securities	$303	$46	Investment securities gains, net
	(103)	(16)	Income taxes

	$200	$30	Net of tax

(a)	Amounts in parentheses indicate debits to net income

NOTE 6 – INVESTMENT SECURITIES AVAILABLE FOR SALE

The amortized cost and fair values of securities available for sale are as follows:

	June 30, 2016
(Dollar amounts in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$14,967	$378	$(10)	$15,335
Obligations of states and political subdivisions:
Taxable	1,618	186	—	1,804
Tax-exempt	81,895	4,656	—	86,551
Mortgage-backed securities in government-sponsored entities	22,261	508	(50)	22,719
Private-label mortgage-backed securities	1,927	146	(1)	2,072

Total debt securities	122,668	5,874	(61)	128,481
Equity securities in financial institutions	750	64	—	814

Total	$123,418	$5,938	$(61)	$129,295

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government agency securities	$21,655	$245	$(271)	$21,629
Obligations of states and political subdivisions:
Taxable	1,989	134	—	2,123
Tax-exempt	91,940	3,402	(175)	95,167
Mortgage-backed securities in government-sponsored entities	24,480	316	(272)	24,524
Private-label mortgage-backed securities	2,079	184	—	2,263

Total debt securities	142,143	4,281	(718)	145,706
Equity securities in financial institutions	750	64	—	814

Total	$142,893	$4,345	$(718)	$146,520

The amortized cost and fair value of debt securities at June 30, 2016, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollar amounts in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,965	$2,010
Due after one year through five years	8,452	8,670
Due after five years through ten years	15,563	16,323
Due after ten years	96,688	101,478

Total	$122,668	$128,481

Proceeds from the sales of securities available for sale and the gross realized gains and losses for the six months ended June 30 are as follows:

(Dollar amounts in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2016	2015	2016	2015
Proceeds from sales	$7,793	$1,721	$9,115	$3,312
Gross realized gains	255	92	306	140
Gross realized losses	(3)	(70)	(3)	(94)

Investment securities with an approximate carrying value of $58.0 million and $68.8 million at June 30, 2016 and December 31, 2015, respectively, were pledged to secure deposits and other purposes as required by law.

The following tables show the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	June 30, 2016
	Less than Twelve Months		Twelve Months or Greater		Total
(Dollar amounts in thousands)	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agency securities	$—	$—	$1,469	$(10)	$1,469	$(10)
Mortgage-backed securities in government-sponsored entities	—	—	6,309	(50)	6,309	(50)
Private-label mortgage-backed securities	94	(1)	—	—	94	(1)

Total	$94	$(1)	$7,778	$(60)	$7,872	$(61)

	December 31, 2015
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
U.S. government agency securities	$3,818	$(57)	$10,872	$(214)	$14,690	$(271)
Obligations of states and political subdivisions Tax-exempt	1,268	(9)	9,394	(166)	10,662	(175)
Mortgage-backed securities in government-sponsored entities	8,725	(86)	6,685	(186)	15,410	(272)

Total	$13,811	$(152)	$26,951	$(566)	$40,762	$(718)

There were 8 securities considered temporarily impaired at June 30, 2016.

On a quarterly basis, the Company performs an assessment to determine whether there have been any events or economic circumstances indicating that a security with an unrealized loss has suffered other-than-temporary impairment (“OTTI”). A debt security is considered impaired if the fair value is less than its amortized cost basis at the reporting date. The Company assesses whether the unrealized loss is other than temporary.

OTTI losses are recognized in earnings when the Company has the intent to sell the debt security or it is more likely than not that it will be required to sell the debt security before recovery of its amortized cost basis. However, even if the Company does not expect to sell a debt security, it must evaluate expected cash flows to be received and determine if a credit loss has occurred.

An unrealized loss is generally deemed to be other than temporary and a credit loss is deemed to exist if the present value of the expected future cash flows is less than the amortized cost basis of the debt security. As a result the credit loss component of an OTTI is recorded as a component of investment securities gains (losses) in the accompanying Consolidated Statement of Income, while the remaining portion of the impairment loss is recognized in other comprehensive income, provided the Company does not intend to sell the underlying debt security and it is “more likely than not” that the Company will not have to sell the debt security prior to recovery.

Debt securities issued by U.S. government agencies, U.S. government-sponsored enterprises, and state and political subdivisions accounted for more than 98% of the total available-for-sale portfolio as of June 30, 2016 and no credit losses are expected, given the explicit and implicit guarantees provided by the U.S. federal government and the lack of prolonged unrealized loss positions within the obligations of state and political subdivisions security portfolio. The Company considers the following factors in determining whether a credit loss exists and the period over which the debt security is expected to recover:

•	The length of time and the extent to which the fair value has been less than the amortized cost basis.

•	Changes in the near term prospects of the underlying collateral of a security such as changes in default rates, loss severity given default and significant changes in prepayment assumptions;

•	The level of cash flows generated from the underlying collateral supporting the principal and interest payments of the debt securities; and

•	Any adverse change to the credit conditions and liquidity of the issuer, taking into consideration the latest information available about the overall financial condition of the issuer, credit ratings, recent legislation and government actions affecting the issuer’s industry and actions taken by the issuer to deal with the present economic climate.

For the six months ended June 30, 2016 and 2015, there were no available-for-sale debt securities with an unrealized loss that suffered OTTI. Management does not believe any individual unrealized loss as of June 30, 2016 or December 31, 2015 represented an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit the Company from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

NOTE 7 – LOANS AND RELATED ALLOWANCE FOR LOAN AND LEASE LOSSES

Major classifications of loans are summarized as follows (in thousands):

	June 30, 2016	December 31, 2015
Commercial and industrial	$60,451	$42,536
Real estate – construction	16,039	22,137
Real estate – mortgage:
Residential	251,553	232,478
Commercial	247,176	231,701
Consumer installment	4,497	4,858

	579,716	533,710
Less: Allowance for loan and lease losses	6,366	6,385

Net loans	$573,350	$527,325

The Company’s primary business activity is with customers located within its local Northeastern Ohio trade area, eastern Geauga County, and contiguous counties to the north, east, and south. The Company also serves the central Ohio market with offices in Dublin and Westerville, Ohio. Commercial, residential, consumer, and agricultural loans are granted. Although the Company has a diversified loan portfolio, loans outstanding to individuals and businesses are dependent upon the local economic conditions in the Company’s immediate trade area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are reported at their outstanding unpaid principal balances net of the allowance for loan and lease losses. Interest income is recognized as income when earned on the accrual method. The accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, the borrower’s financial condition is such that collection of interest is doubtful. Interest received on nonaccrual loans is recorded as income or applied against principal according to management’s judgment as to the collectability of such principal.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield. Management is amortizing these amounts over the contractual life of the related loans.

The following tables summarize the primary segments of the loan portfolio and allowance for loan and lease losses (in thousands):

June 30, 2016	Commercial and industrial	Real estate- construction	Real Estate- Mortgage		Consumer installment	Total
			Residential	Commercial
Loans:
Individually evaluated for impairment	$883	$1,116	$3,539	$9,411	$5	$14,954
Collectively evaluated for impairment	59,568	14,923	248,014	237,765	4,492	564,762

Total loans	$60,451	$16,039	$251,553	$247,176	$4,497	$579,716

December 31, 2015	Commercial and industrial	Real estate- construction	Real estate- Mortgage		Consumer installment	Total
			Residential	Commercial
Loans:
Individually evaluated for impairment	$1,808	$1,787	$3,881	$6,199	$6	$13,681
Collectively evaluated for impairment	40,728	20,350	228,597	225,502	4,852	520,029

Total loans	$42,536	$22,137	$232,478	$231,701	$4,858	$533,710

June 30, 2016	Commercial and industrial	Real estate- construction	Real Estate- Mortgage		Consumer installment	Total
			Residential	Commercial
Allowance for loan and lease losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$149	$34	$30	$112	$—	$325
Collectively evaluated for impairment	335	125	2,758	2,797	26	6,041

Total ending allowance balance	$484	$159	$2,788	$2,909	$26	$6,366

December 31, 2015	Commercial and industrial	Real estate- construction	Real Estate- Mortgage		Consumer installment	Total
			Residential	Commercial
Allowance for loan and lease losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$388	$130	$276	$39	$—	$833
Collectively evaluated for impairment	479	146	2,863	2,039	25	5,552

Total ending allowance balance	$867	$276	$3,139	$2,078	$25	$6,385

The Company’s loan portfolio is segmented to a level that allows management to monitor risk and performance. The portfolio is segmented into Commercial and Industrial (“C&I”), Real Estate Construction, Real Estate – Mortgage which is further segmented into Residential and Commercial real estate (“CRE”), and Consumer Installment Loans. The C&I loan segment consists of loans made for the purpose of financing the activities of commercial customers. The residential mortgage loan segment consists of loans made for the purpose of financing the activities of residential homeowners. The commercial mortgage loan segment consists of loans made for the purpose of financing the activities of commercial real estate owners and operators. The consumer loan segment consists primarily of installment loans and overdraft lines of credit connected with customer deposit accounts.

The decrease in C&I collectively evaluated loans during the six month period ended June 30, 2016 is due primarily to reclassification of loans to CRE in the first quarter of 2016. The impact on CRE collective evaluation, outside of reclassification, as well as residential real estate, is due to updates to the qualitative factors in the ALLL calculation. These factors were increased based on economic conditions, loan volume, and external factors.

Management evaluates individual loans in all of the commercial segments for possible impairment based on guidance established by the Board of Directors. Loans are considered to be impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in evaluating impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. The Company does not separately evaluate individual consumer and residential mortgage loans for impairment, unless such loans are part of a larger relationship that is impaired.

Once the determination has been made that a loan is impaired, the determination of whether a specific allocation of the allowance is necessary is measured by comparing the recorded investment in the loan to the fair value of the loan using one of the following methods: (a) the present value of expected future cash flows discounted at the loan’s effective interest rate; (b) the loan’s observable market price; or (c) the fair value of the collateral less selling costs. The method is selected on a loan-by-loan basis, with management primarily utilizing the fair value of collateral method. The evaluation of the need and amount of a specific allocation of the allowance and whether a loan can be removed from impairment status is made on a quarterly basis. The Company’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

The following tables present impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary (in thousands):

June 30, 2016
Impaired Loans
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and industrial	$601	$600	$—
Real estate – construction	1,082	1,079	—
Real estate – mortgage:
Residential	2,881	2,878	—
Commercial	2,255	2,249	—
Consumer installment	5	5	—

Total	$6,824	$6,811	$—

With an allowance recorded:
Commercial and industrial	$282	$282	$149
Real estate – construction	34	34	34
Real estate – mortgage:
Residential	658	657	30
Commercial	7,156	7,141	112

Total	$8,130	$8,114	$325

Total:
Commercial and industrial	$883	$882	$149
Real estate – construction	1,116	1,113	34
Real estate – mortgage:
Residential	3,539	3,535	30
Commercial	9,411	9,390	112
Consumer installment	5	5	—

Total	$14,954	$14,925	$325

December 31, 2015
Impaired Loans
	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial and industrial	$1,027	$1,025	$—
Real estate – construction	1,657	1,651	—
Real estate – mortgage:
Residential	2,445	2,443	—
Commercial	2,337	2,335	—

Total	$7,466	$7,454	$—

With an allowance recorded:
Commercial and industrial	$781	$781	$388
Real estate – construction	130	130	130
Real estate – mortgage:
Residential	1,436	1,436	276
Commercial	3,862	3,846	39
Consumer installment	6	6	—

Total	$6,215	$6,199	$833

Total:
Commercial and industrial	$1,808	$1,806	$388
Real estate – construction	1,787	1,781	130
Real estate – mortgage:
Residential	3,881	3,879	276
Commercial	6,199	6,181	39
Consumer installment	6	6	—

Total	$13,681	$13,653	$833

The following tables present interest income by class, recognized on impaired loans (in thousands):

	For the Three Months Ended June 30, 2016		For the Six Months Ended June 30, 2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Total:
Commercial and industrial	$1,110	$12	$1,343	$25
Real estate – construction	1,368	24	1,508	49
Real estate – mortgage:
Residential	3,761	37	3,801	73
Commercial	8,565	125	7,776	248
Consumer installment	6	—	6	—

	$14,810	$198	$14,433	$395

	For the Three Months Ended June 30, 2015		For the Six Months Ended June 30, 2015
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
Total:
Commercial and industrial	$1,357	$20	$1,369	$34
Real estate – construction	2,806	80	2,969	100
Real estate – mortgage:
Residential	4,465	38	4,704	76
Commercial	6,471	182	5,810	221
Consumer installment	6	—	6	—

	$15,104	$320	$14,858	$431

Management uses a nine-point internal risk-rating system to monitor the credit quality of the overall loan portfolio. The first five categories are considered not criticized and are aggregated as Pass rated. The criticized rating categories utilized by management generally follow bank regulatory definitions. The Special Mention category includes assets that are currently protected but are potentially weak, resulting in an undue and unwarranted credit risk, but not to the point of justifying a Substandard classification. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard. Any portion of a loan that has been charged off is placed in the Loss category.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan-rating process with several layers of internal and external oversight. Generally, consumer and residential mortgage loans are included in the Pass categories unless a specific action, such as bankruptcy, repossession, or death, occurs to raise awareness of a possible credit event. The Company’s Commercial Loan Officers are responsible for the timely and accurate risk rating of the loans in their portfolios at origination and on an ongoing basis with the Chief Credit Officer ultimately responsible for accurate and timely risk ratings. The Credit Department performs an annual review of all commercial relationships with loan balances of $1,000,000 or greater. Confirmation of the appropriate risk grade is included in the review on an ongoing basis. The Company engages an external consultant to conduct loan reviews on a semiannual basis. Generally, the external consultant reviews commercial relationships greater than $250,000 and/or criticized relationships greater than $125,000. Detailed reviews, including plans for resolution, are performed on loans classified as Substandard on a quarterly basis. Loans in the Special Mention and Substandard categories that are collectively evaluated for impairment are given separate consideration in the determination of the allowance.

The primary risk of commercial and industrial loans is the current economic uncertainties. C&I loans are, by nature, secured by less substantial collateral than real estate-secured loans. The primary risk of real estate construction loans is potential delays and /or disputes during the completion process. The primary risk of residential real estate loans is current economic uncertainties along with the slow recovery in the housing market. The primary risk of commercial real estate loans is loss of income of the owner or occupier of the property and the inability of the market to sustain rent levels. Consumer installment loans historically have experienced higher delinquency rates. Consumer installments are typically secured by less substantial collateral than other types of credits.

The following tables present the classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard and Doubtful within the internal risk-rating system (in thousands):

	Pass	Special Mention	Substandard	Doubtful	Total Loans
June 30, 2016
Commercial and industrial	$58,864	$475	$1,112	$—	$60,451
Real estate – construction	16,005	—	—	34	16,039
Real estate – mortgage:
Residential	245,314	515	5,724	—	251,553
Commercial	237,301	3,848	6,027	—	247,176
Consumer installment	4,495	—	2	—	4,497

Total	$561,979	$4,838	$12,865	$34	$579,716

	Pass	Special Mention	Substandard	Doubtful	Total Loans
December 31, 2015
Commercial and industrial	$40,560	$242	$1,734	$—	$42,536
Real estate – construction	22,007	—	—	130	22,137
Real estate – mortgage:
Residential	225,945	728	5,805	—	232,478
Commercial	219,331	4,327	8,043	—	231,701
Consumer installment	4,854	—	4	—	4,858

Total	$512,697	$5,297	$15,586	$130	$533,710

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due.

Nonperforming assets include nonaccrual loans, troubled debt restructurings (TDRs), loans 90 days or more past due, EMORECO assets, other real estate owned, and repossessed assets. A loan is classified as nonaccrual when, in the opinion of management, there are serious doubts about collectability of interest and principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, the borrower’s financial condition is such that collection of principal and interest is doubtful. Payments received on nonaccrual loans are applied against the principal balance.

The following tables present the classes of the loan portfolio summarized by the aging categories of performing loans (in thousands):

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days+ Past Due	Total Past Due	Total Loans
June 30, 2016
Commercial and industrial	$60,109	$35	$—	$307	$342	$60,451
Real estate – construction	16,039	—	—	—	—	16,039
Real estate – mortgage:
Residential	249,332	1,620	99	502	2,221	251,553
Commercial	246,141	163	178	694	1,035	247,176
Consumer installment	4,476	21	—	—	21	4,497

Total	$576,097	$1,839	$277	$1,503	$3,619	$579,716

	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days+ Past Due	Total Past Due	Total Loans
December 31, 2015
Commercial and industrial	$41,544	$225	$26	$741	$992	$42,536
Real estate – construction	22,137	—	—	—	—	22,137
Real estate – mortgage:
Residential	229,725	1,482	92	1,179	2,753	232,478
Commercial	230,903	189	—	609	798	231,701
Consumer installment	4,837	16	3	2	21	4,858

Total	$529,146	$1,912	$121	$2,531	$4,564	$533,710

The following tables present the classes of the loan portfolio summarized by nonaccrual loans (in thousands):

	June 30, 2016 Nonaccrual	90+ Days Past Due and Accruing
Commercial and industrial	$965	$—
Real estate – construction	34	—
Real estate – mortgage:
Residential	3,949	—
Commercial	1,714	—

Total	$6,662	$—

	December 31, 2015 Nonaccrual	90+ Days Past Due and Accruing
Commercial and industrial	$1,450	$—
Real estate – construction	130	—
Real estate – mortgage:
Residential	4,122	—
Commercial	1,842	—
Consumer installment	1	2

Total	$7,545	$2

For the period ending June 30, 2016, there were no loans 90 days or more past due and still accruing. For the period ending December 31, 2015, there were $2,000 of consumer installment loans that were 90 days or more past due and still accruing.

An allowance for loan and lease losses (“ALLL”) is maintained to absorb losses from the loan portfolio. The ALLL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience, and the amount of nonperforming loans.

The Company’s methodology for determining the ALLL is based on the requirements of ASC Section 310-10-35 for loans individually evaluated for impairment (discussed above) and ASC Subtopic 450-20 for loans collectively evaluated for impairment, as well as the Interagency Policy Statements on the Allowance for Loan and Lease Losses and other bank regulatory guidance. The total of the two components represents the Company’s ALLL. Management also performs impairment analyses on TDRs, which may result in specific reserves.

Loans that are collectively evaluated for impairment are analyzed with general allowances being made as appropriate. For general allowances, historical loss trends are used in the estimation of losses in the current portfolio. These historical loss amounts are modified by other qualitative factors.

The classes described above, which are based on the purpose code assigned to each loan, provide the starting point for the ALLL analysis. Management tracks the historical net charge-off activity at the purpose code level. A historical charge-off factor is calculated using the last four consecutive historical quarters.

Management has identified a number of additional qualitative factors which it uses to supplement the historical charge-off factor because these factors are likely to cause estimated credit losses associated with the existing loan pools to differ from historical loss experience. The additional factors that are evaluated quarterly and updated using information obtained from internal, regulatory, and governmental sources are: national and local economic trends and conditions; levels of and trends in delinquency rates and nonaccrual loans; trends in volumes and terms of loans; effects of changes in lending policies; experience, ability, and depth of lending staff; value of underlying collateral; and concentrations of credit from a loan type, industry and/or geographic standpoint.

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALLL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALLL.

The following tables summarize the primary segments of the loan portfolio (in thousands):

	Commercial and industrial	Real estate- construction	Real estate- residential mortgage	Real estate- commercial mortgage	Consumer installment	Total
ALLL balance at December 31, 2015	$867	$276	$3,139	$2,078	$25	$6,385
Charge-offs	(123)	—	(244)	(70)	(15)	(452)
Recoveries	47	—	31	140	5	223
Provision	(307)	(117)	(138)	761	11	210

ALLL balance at June 30, 2016	$484	$159	$2,788	$2,909	$26	$6,366

	Commercial and industrial	Real estate- construction	Real estate- residential mortgage	Real estate- commercial mortgage	Consumer installment	Total
ALLL balance at December 31, 2014	$642	$868	$3,703	$1,576	$57	$6,846
Charge-offs	(96)	(385)	(300)	(87)	(11)	(879)
Recoveries	181	—	77	—	16	274
Provision	(117)	(120)	(133)	489	(14)	105

ALLL balance at June 30, 2015	$610	$363	$3,347	$1,978	$48	$6,346

	Commercial and industrial	Real estate- construction	Real estate- residential mortgage	Real estate- commercial mortgage	Consumer installment	Total
ALLL balance at March 31, 2016	$583	$247	$2,716	$2,783	$28	$6,357
Charge-offs	(3)	—	(202)	(70)	—	(275)
Recoveries	9	—	28	140	2	179
Provision	(105)	(88)	246	56	(4)	105

ALLL balance at June 30, 2016	$484	$159	$2,788	$2,909	$26	$6,366

	Commercial and industrial	Real estate- construction	Real estate- residential mortgage	Real estate- commercial mortgage	Consumer installment	Total
ALLL balance at March 31, 2015	$493	$494	$3,459	$1,958	$43	$6,447
Charge-offs	—	—	(109)	(87)	(3)	(199)
Recoveries	21	—	65	—	12	98
Provision	96	(131)	(68)	107	(4)	—

ALLL balance at June 30, 2015	$610	$363	$3,347	$1,978	$48	$6,346

The following tables summarize troubled debt restructurings (in thousands):

	For the Three Months Ended
	June 30, 2016
	Number of Contracts			Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings	Term Modification	Other	Total
Commercial and industrial	1	—	1	$3	$3
Residential real estate	1	—	1	58	58
Commercial real estate	1	—	1	311	311

	For the Six Months Ended
	June 30, 2016
	Number of Contracts			Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings	Term Modification	Other	Total
Commercial and industrial	2	—	2	$169	$169
Residential real estate	1	—	1	58	58
Commercial real estate	1	—	1	311	311

	For the Three Months Ended
	June 30, 2015
	Number of Contracts			Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings	Term Modification	Other	Total
Commercial and industrial	—	1	1	$64	$64
Real estate construction	1	—	1	181	181
Residential real estate	1	—	1	59	59

	For the Six Months Ended
	June 30, 2015
	Number of Contracts			Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Troubled Debt Restructurings	Term Modification	Other	Total
Commercial and industrial	1	1	2	$111	$111
Real estate construction	1	—	1	181	181
Residential real estate	1	1	2	235	254

The following table summarizes subsequent defaults of troubled debt restructurings (in thousands):

	For the Three and Six Months Ended June 30, 2015
	Number of Contracts	Recorded Investment
Troubled Debt Restructurings subsequently defaulted
Commercial and industrial	1	$48
Real estate construction	1	14

One contract, with a recorded investment of $270,000, subsequently defaulted in the three and six months ended June 30, 2016.

NOTE 8 – OTHER REAL ESTATE OWNED (“OREO”)

OREO comprises foreclosed assets acquired in settlement of loans and is carried at fair value less estimated cost to sell and is included in other assets on the Consolidated Balance Sheet. At June 30, 2016 and December 31, 2015, there was $1.1 million of OREO. As of June 30, 2016, the Company has initiated formal foreclosure proceedings on $2.3 million of real estate.

NOTE 9 – SUBSEQUENT EVENT

On July 28, 2016 Middlefield Banc Corp. and Liberty Bank, N.A. entered into an Agreement and Plan of Reorganization. Under the agreement Liberty Bank, N.A. will merge into The Middlefield Banking Company. Of the total merger consideration payable to shareholders of Liberty Bank, N.A., the merger agreement provides that 45% will consist of Middlefield Banc Corp. common stock and the remainder will be cash, for cash of approximately $37.96 per share or Middlefield Banc Corp. common stock at a fixed ratio of 1.1934 for each share of Liberty Bank, N.A. stock exchanged for Middlefield Banc Corp. stock. Liberty Bank, N.A.’s outstanding equity-based awards will be surrendered for total cash currently estimated at approximately $1.147 million. The merger agreement also provides that Liberty Bank, N.A. will pay to its shareholders before merger closing a special dividend in an amount of approximately $3.0 million, subject to possible upward adjustment. Middlefield Banc Corp. owns 23,218 shares of Liberty Bank, N.A. stock, or approximately 2.4%. Those shares will be cancelled in the merger for no consideration.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides further detail to the financial condition and results of operations of the Company. The MD&A should be read in conjunction with the notes and financial statements presented in this report.

CHANGES IN FINANCIAL CONDITION

General. The Company’s total assets ended the June 30, 2016 quarter at $760.1 million, an increase of $25.0 million or 3.4% from December 31, 2015. For the same time period, cash and cash equivalents decreased $1.6 million, or 6.8% while net loans increased $46.0 million, or 8.7%. Total liabilities increased $9.7 million, or 1.4% while stockholders’ equity increased $15.3 million, or 24.5%.

Cash and cash equivalents. Cash and due from banks and Federal funds sold represent cash and cash equivalents. Cash and cash equivalents decreased $1.6 million at June 30, 2016 from $23.8 million at December 31, 2015. Deposits from customers into savings and checking accounts, loan and securities repayments and proceeds from borrowed funds typically increase these accounts. Decreases result from customer withdrawals, new loan originations, purchases of investment securities and repayments of borrowed funds.

Investment securities. Investment securities available for sale on June 30, 2016 totaled $129.3 million, a decrease of $17.2 million or 11.8% from $146.5 million at December 31, 2015. During this period the Company recorded repayments, calls, and maturities of $12.2 million. Sales of securities were $9.1 million with a net realized gain of $303,000. Securities purchases were $1.7 million during this period.

Loans receivable. The loans receivable category consists primarily of single-family mortgage loans used to purchase or refinance personal residences located within the Company’s market area and commercial real estate loans used to finance properties that are used in the borrowers’ businesses or to finance investor-owned rental properties, and to a lesser extent, construction and consumer loans. Net loans receivable increased $46.0 million or 8.7% to $573.3 million as of June 30, 2016 from $527.3 million at December 31, 2015. Included in this amount were increases in the residential real estate, commercial and industrial, and commercial real estate portfolios of $19.1 million, or 8.2%, $17.9 million, or 42.1%, and $15.5 million, or 6.7%, respectively. The construction portfolio decreased by $6.1 million, or 27.6%.

The Company’s Mortgage Banking operation generates loans for sale to FHLMC. Loans held for sale on June 30, 2016 totaled $0.5 million, a decrease of $0.6 million, or 55.2%, from December 31, 2015. This decrease is the result of fewer funded loans being held in the warehouse at quarter end.

Allowance for loan and lease losses and Asset Quality. The Company maintained the allowance for loan and lease losses at $6.4 million, or 1.1% of total loans, at June 30, 2016. For the three months ended June 30, 2016, net loan charge-offs totaled $96,000, or 0.07% of average loans, compared to net charge-offs of $101,000, or 0.08%, for the same period in 2015. To maintain the allowance for loan and lease losses, the Company recorded a provision for loan loss of $105,000 in the three month period ending June 30, 2016. For the six months ended June 30, 2016, net loan charge-offs totaled $229,000, or 0.08% of average loans, compared to net charge-offs of $605,000, or 0.25%, for the same period in 2015. To maintain the allowance for loan and lease losses, the Company recorded a provision for loan loss of $210,000 in the six month period ending June 30, 2016.

Management analyzes the adequacy of the allowance for loan and lease losses regularly through reviews of the performance of the loan portfolio considering economic conditions, changes in interest rates and the effect of such changes on real estate values and changes in the amount and composition of the loan portfolio. The allowance for loan and lease losses is a significant estimate that is particularly susceptible to changes in the near term. Such evaluation includes a review of all loans designated as impaired, historical loan loss experience, the estimated fair value of the underlying collateral, economic conditions, current interest rates, trends in the borrower’s industry and other factors that management believes warrant recognition in providing for an appropriate allowance for loan and lease losses. Future additions or reductions to the allowance for loan and lease losses will be dependent on these factors. Additionally, the Company uses an outside party to conduct an independent review of commercial and commercial real estate loans that is designed to test management conclusions of risk ratings and the appropriateness of the allowance allocated to these loans. The Company uses the results of this review to help determine the effectiveness of policies and procedures and to assess the adequacy of the allowance for loan and lease losses allocated to these types of loans. Management believes the allowance for loan and lease losses is appropriately stated at June 30, 2016. Based on the variables involved and management’s judgments about uncertain outcomes, the determination of the allowance for loan and lease losses is considered a critical accounting policy.

Nonperforming assets. Nonperforming assets includes nonaccrual loans, troubled debt restructurings (TDRs), loans 90 days or more past due, EMORECO assets, other real estate, and repossessed assets. Real estate owned is written down to fair value at its initial recording and continually monitored for changes in fair value. A loan is classified as nonaccrual when, in the opinion of management, there are serious doubts about collectability of interest and principal. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, the borrower’s financial condition is such that collection of principal and interest is doubtful. Payments received on nonaccrual loans are applied against principal until doubt about collectability ceases. TDRs are those loans which the Company, for economic or legal reasons related to a borrower’s financial difficulties, grants a concession to the borrower that the Company would not otherwise consider. The Company has 33 TDRs with a total balance of $3.1 million as of June 30, 2016. A TDR that yields market interest rate at the time of restructuring and is in compliance with its modified terms is no longer reported as TDR in calendar years after the year in which the restructuring took place. To be in compliance with its modified terms, a loan that is a TDR must not be in nonaccrual status and must be current or less than 30 days past due on its contractual principal and interest payments under the modified repayment terms. Nonperforming loans secured by real estate totaled $8.9 million as of June 30, 2016, an increase of $0.6 million from $8.3 million at December 31, 2015.

	Asset Quality History
(Dollar amounts in thousands)	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
Nonperforming loans	$9,491	$10,508	$10,263	$8,921	$7,777
Real estate owned	1,142	1,447	1,412	2,006	2,308

Nonperforming assets	$10,633	$11,955	$11,675	$10,927	$10,085

Allowance for loan and lease losses	6,366	6,357	6,385	6,320	6,346
Ratios
Nonperforming loans to total loans	1.64%	1.98%	1.92%	1.75%	1.58%
Nonperforming assets to total assets	1.40%	1.63%	1.59%	1.54%	1.43%
Allowance for loan and lease losses to total loans	1.10%	1.20%	1.20%	1.24%	1.29%
Allowance for loan and lease losses to nonperforming loans	67.07%	60.50%	62.21%	70.84%	81.60%

A major factor in determining the appropriateness of the allowance for loan and lease losses is the type of collateral which secures the loans. Of the total nonperforming loans at June 30, 2016, 93.7% were secured by real estate. Although this does not insure against all losses, the real estate typically provides for at least partial recovery, even in a distressed-sale and declining-value environment. The Company’s objective is to minimize the future loss exposure to the Company.

Deposits. The Company considers various sources when evaluating funding needs, including but not limited to deposits, which are a significant source of funds totaling $628.0 million or 92.4% of the Company’s total funding sources at June 30, 2016. Total deposits increased $3.6 million or 0.6% at June 30, 2016 from $624.4 million at December 31, 2015. The increase in deposits is primarily related to increases in noninterest-bearing demand, interest-bearing demand, and money market accounts of $9.6 million or 8.2%, $7.1 million or 12.5%, and $2.7 million or 3.5%, respectively, at June 30, 2016. These increases were partially offset by decreases in time and savings accounts of $8.2 million, and $7.6 million, respectively.

Borrowed funds. The Company uses short and long-term borrowings as another source of funding used for asset growth and liquidity needs. These borrowings primarily include FHLB advances, junior subordinated debt, short-term borrowings from other banks, federal funds purchased, and repurchase agreements. Short-term borrowings increased $6.4 million, or 17.9%, to $42.3 million as of June 30, 2016.

Stockholders’ equity. Stockholders’ equity increased $15.3 million, or 24.5%, to $77.6 million at June 30, 2016 from $62.3 million at December 31, 2015. This growth was largely the result of an increase in common stock of $11.5 million, or 31.7%. This increase was the result of a strategic capital raise. This growth was also the result of increases in retained earnings and accumulated other comprehensive income (“AOCI”) of $2.3 million and $1.5 million, respectively. The change to AOCI is due to available-for-sale securities fair value adjustments and the change in retained earnings is due to the year to date net income offset by dividends paid.

RESULTS OF OPERATIONS

General. Net income for the three months ended June 30, 2016, was $1.9 million, a $421,000, or 28.0% increase from the amount earned during the same period in 2015. Diluted earnings per share for the quarter increased to $0.94, compared to $0.73 from the same period in 2015. Net income for the six months ended June 30, 2016, was $3.4 million, a $280,000, or 8.9% increase from the amount earned during the same period in 2015. Diluted earnings per share increased to $1.73, compared to $1.52 from the same period in 2015.

The Company’s annualized return on average assets (ROA) and return on average equity (ROE) for the quarter were 1.03% and 11.78%, respectively, compared with 0.85% and 9.54% for the same period in 2015. The Company’s ROA and ROE for the six month period were 0.92% and 10.62%, respectively, compared with 0.91% and 9.92% for the same period in 2015.

Net interest income. Net interest income, the primary source of revenue for the Company, is determined by the Company’s interest rate spread, which is defined as the difference between income on earning assets and the cost of funds supporting those assets, and the relative amounts of interest-earning assets and interest-bearing liabilities. Management periodically adjusts the mix of assets and liabilities, as well as the rates earned or paid on those assets and liabilities in order to manage and improve net interest income. The level of interest rates and changes in the amount and composition of interest-earning assets and liabilities affect the Company’s net interest income. Historically from an interest rate risk perspective, it has been management’s goal to maintain a balance between steady net interest income growth and the risks associated with interest rate fluctuations.

Net interest income for the three months ended June 30, 2016 totaled $6.3 million, an increase of 4.3% from that reported in the comparable period of 2015. The net interest margin was 3.78% for the second quarter of 2016, down from the 3.84% reported for the same quarter of 2015. The decrease is attributable to a $36.4 million increase in average assets earning interest at a lower rate than the same period in 2015. Net interest income for the six months ended June 30, 2016 totaled $12.7 million, an increase of 3.5% from that reported in the comparable period of 2015. The net interest margin was 3.82%, down from the 3.92% reported for the same period of 2015. The decrease is attributable to a $37.1 million increase in average assets earning interest at a lower rate than the same period in 2015.

Interest income. Interest income increased $339,000, or 4.8%, for the three months ended June 30, 2016, compared to the same period in the prior year. This is attributable to an increase in interest and fees on loans of $475,000, partially offset by a decrease in interest earned on investment securities of $144,000. Interest income increased $652,000, or 4.6%, for the six months ended June 30, 2016, compared to the same period in the prior year. This is attributable to an increase in interest and fees on loans of $805,000, partially offset by a decrease in interest earned on investment securities of $168,000.

Interest earned on loans receivable increased $475,000, or 8.1%, for the three months ended June 30, 2016, compared to the same period in the prior year. This is attributable to an increase in average loan balances of $75.3 million, partially offset by a 30 basis point decrease in the average yield, to 4.55%. Interest earned on loans receivable increased $805,000, or 6.9%, for the six months ended June 30, 2016, compared to the same period in the prior year. This is attributable to an increase in average loan balances of $67.0 million, partially offset by a 32 basis point decrease in the average yield, to 4.61%.

Interest earned on securities decreased by $144,000 for the three months ended June 30, 2016 when compared to the same period in the prior year. The average balance decreased $18.4 million, or 11.91% while the 4.21% yield on the investment portfolio increased by 6 basis points, from 4.15%, for the same period in the prior year. Interest earned on securities decreased by $168,000 for the six months ended June 30, 2016 when compared to the same period in the prior year. The average balance decreased $12.4 million, or 8.06% while the 4.22% yield on the investment portfolio increased by 9 basis points, from 4.13%, for the same period in the prior year.

Interest expense. Interest expense increased $76,000, or 7.7%, for the three months ended June 30, 2016, compared to the same period in the prior year. The increase is largely attributable to an increase of $28.4 million, or 157.9%, in the average balance of borrowings, partially offset by a decrease in cost of 106 basis points. Interest expense increased $218,000, or 11.6%, for the six months ended June 30, 2016, compared to the same period in the prior year. The increase is largely attributable to an increase of $25.8 million, or 135.6%, in the average balance of borrowings, partially offset by a decrease in cost of 22 basis points.

Provision for loan losses. The provision for loan losses represents the charge to income necessary to adjust the allowance for loan and lease losses to an amount that represents management’s assessment of the estimated probable incurred credit losses inherent in the loan portfolio. Each quarter management performs a review of estimated probable incurred credit losses in the loan portfolio. Based on this review, a provision for loan losses of $105,000 was recorded for the quarter ended June 30, 2016. No provision was taken during the quarter ended June 30, 2015. A provision for loan losses of $210,000 was recorded for the six month period ended June 30, 2016, compared to $105,000 in the same period in 2015. Nonperforming loans were $9.5 million, or 1.6% of total loans at June 30, 2016 compared with $7.8 million, or 1.6% at June 30, 2015. For the three months ended June 30, 2016, net loan charge-offs totaled $96,000, or 0.07% of average loans, compared to net charge-offs of $101,000, or 0.08%, for the second quarter of 2015. For the six months ended June 30, 2016, net loan charge-offs totaled $229,000, or 0.08% of average loans, compared to net charge-offs of $605,000, or 0.25%, for the same period in 2015.

Noninterest income. Noninterest income increased $211,000 for the three months ended June 30, 2016 over the comparable 2015 period. This increase was largely the result of an increase in net investment security gains of $230,000. Noninterest income increased $324,000 for the six months ended June 30, 2016 over the comparable 2015 period. This increase was largely the result of an increase in net investment security gains of $257,000.

Noninterest expense. Noninterest expense of $4.9 million for the second quarter of 2016 was 5.8% or $302,000 less than the second quarter of 2015. Salaries and benefits, other real estate expense, and other expense decreased $277,000, or 10.8%, $183,000, or 68.3%, and $140,000, or 18.8%, respectively. These were partially offset by an increase in appraiser fees of $119,000. The salary decrease is mostly due to an additional pay cycle in the second quarter of 2015. Other real estate expense decreased due to a return to normal from the heightened activity during the same period in 2015. Noninterest expense of $10.3 million for the six month period ended June 30, 2016 was 2.2% or $225,000 more than the same period in 2015. Appraiser fees and salaries and benefits increased $220,000 and $143,000, or 2.9%, respectively. These were partially offset by a decrease in other real estate expense of $202,000, or 60.7%. The salary increase is mostly due to annual pay adjustments. Other real estate expense decreased due to a return to normal from the heightened activity during the same period in 2015. Appraiser fees are related to the secondary market function and weren’t separated during the three and six months ended June 30, 2015.

Provision for income taxes. The Company recognized $566,000 in income tax expense, which reflected an effective tax rate of 22.7% for the three months ended June 30, 2016, as compared to $316,000 with an effective tax rate of 17.4% for the comparable 2015 period. The Company recognized $868,000 in income tax expense, which reflected an effective tax rate of 20.3% for the six months ended June 30, 2016, as compared to $720,000 with an effective tax rate of 18.7% for the comparable 2015 period. The provision is directly correlated to the increase in net income before taxes.

CRITICAL ACCOUNTING ESTIMATES

The Company’s critical accounting estimates involving the more significant judgments and assumptions used in the preparation of the consolidated financial statements as of June 30, 2016, have remained unchanged from December 31, 2015.

Average Balance Sheet and Yield/Rate Analysis. The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resultant average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average balances are calculated using monthly averages and the average loan balances include nonaccrual loans and exclude the allowance for loan and lease losses, and interest income includes accretion of net deferred loan fees. Interest and yields on tax-exempt securities (tax exempt for federal income tax purposes) are shown on a fully tax-equivalent basis utilizing a federal tax rate of 34%. Yields and rates have been calculated on an annualized basis utilizing monthly interest amounts.

	For the Three Months Ended June 30,
	2016			2015
(Dollar amounts in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable	$558,298	$6,317	4.55%	$482,956	$5,842	4.85%
Investment securities (3)	136,266	1,040	4.21%	154,693	1,184	4.15%
Interest-bearing deposits with other banks	21,806	48	0.89%	42,341	40	0.38%

Total interest-earning assets	716,370	7,405	4.37%	679,990	7,066	4.41%

Noninterest-earning assets	34,405			26,186

Total assets	$750,775			$706,176

Interest-bearing liabilities:
Interest-bearing demand deposits	$68,540	$53	0.31%	$62,807	$46	0.29%
Money market deposits	80,593	83	0.41%	75,189	77	0.41%
Savings deposits	175,032	107	0.25%	179,897	115	0.26%
Certificates of deposit	184,448	646	1.41%	195,064	636	1.31%
Borrowings	46,334	177	1.54%	17,967	116	2.60%

Total interest-bearing liabilities	554,947	1,066	0.77%	530,924	990	0.75%

Noninterest-bearing liabilities
Other liabilities	130,045			111,947
Stockholders’ equity	65,783			63,305

Total liabilities and stockholders’ equity	$750,775			$706,176

Net interest income		$6,339			$6,076

Interest rate spread (1)			3.60%			3.66%
Net interest margin (2)			3.78%			3.84%
Ratio of average interest-earning assets to average interest-bearing liabilities			129.09%			128.08%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	Tax-equivalent adjustments to interest income for tax-exempt securities were $386 and $415 for the three months ended June 30 2016 and 2015, respectively.

Analysis of Changes in Net Interest Income. The following table analyzes the changes in interest income and interest expense, between the three month periods ended June 30, 2016 and 2015, in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in the Company’s interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior period volume), changes in volume (changes in volume multiplied by prior period rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on securities reflects the changes in interest income on a fully tax-equivalent basis.

	2016 versus 2015
	Increase (decrease) due to
(Dollar amounts in thousands)	Volume	Rate	Total
Interest-earning assets:
Loans receivable	$909	$(434)	$475
Investment securities	(190)	46	(144)
Interest-bearing deposits with other banks	(19)	27	8

Total interest-earning assets	700	(361)	339

Interest-bearing liabilities:
Interest-bearing demand deposits	4	3	7
Money market deposits	6	—	6
Savings deposits	(3)	(5)	(8)
Certificates of deposit	(35)	45	10
Borrowings	183	(122)	61

Total interest-bearing liabilities	155	(79)	76

Net interest income	$545	$(282)	$263

Average Balance Sheet and Yield/Rate Analysis. The following table sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resultant average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resultant average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average balances are calculated using monthly averages and the average loan balances include nonaccrual loans and exclude the allowance for loan and lease losses, and interest income includes accretion of net deferred loan fees. Interest and yields on tax-exempt securities (tax exempt for federal income tax purposes) are shown on a fully tax-equivalent basis utilizing a federal tax rate of 34%. Yields and rates have been calculated on an annualized basis utilizing monthly interest amounts.

	For the Six Months Ended June 30,
	2016			2015
(Dollars in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-earning assets:
Loans receivable	$544,747	$12,490	4.61%	$477,762	$11,685	4.93%
Investment securities (3)	141,256	2,170	4.22%	153,638	2,338	4.13%
Interest-bearing deposits with other banks	21,470	93	0.87%	39,021	78	0.40%

Total interest-earning assets	707,473	14,753	4.42%	670,421	14,101	4.48%

Noninterest-earning assets	35,433			24,003

Total assets	$742,906			$694,424

Interest-bearing liabilities:
Interest-bearing demand deposits	$64,235	$92	0.29%	$60,369	$92	0.31%
Money market deposits	80,278	166	0.42%	75,521	153	0.41%
Savings deposits	176,931	217	0.25%	178,970	275	0.31%
Certificates of deposit	187,732	1,269	1.36%	188,311	1,185	1.27%
Borrowings	44,770	347	1.56%	19,003	168	1.78%

Total interest-bearing liabilities	553,946	2,091	0.76%	522,174	1,873	0.72%

Noninterest-bearing liabilities
Other liabilities	124,331			108,569
Stockholders’ equity	64,629			63,681

Total liabilities and stockholders’ equity	$742,906			$694,424

Net interest income		$12,662			$12,228

Interest rate spread (1)			3.66%			3.76%
Net interest margin (2)			3.82%			3.92%
Ratio of average interest-earning assets to average interest-bearing liabilities			127.72%			128.39%

(1)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	Tax-equivalent adjustments to interest income for tax-exempt securities were $793 and $806 for the six months ended June 30, 2016 and 2015, respectively.

Analysis of Changes in Net Interest Income. The following table analyzes the changes in interest income and interest expense, between the six month periods ended June 30, 2016 and 2015, in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in the Company’s interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior period volume), changes in volume (changes in volume multiplied by prior period rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on securities reflects the changes in interest income on a fully tax-equivalent basis.

	2016 versus 2015
	Increase (decrease) due to
(Dollars in thousands)	Volume	Rate	Total
Interest-earning assets:
Loans receivable	$1,643	$(838)	$805
Investment securities	(254)	86	(168)
Interest-bearing deposits with other banks	(35)	50	15

Total interest-earning assets	1,354	(702)	652

Interest-bearing liabilities:
Interest-bearing demand deposits	6	(6)	—
Money market deposits	10	3	13
Savings deposits	(3)	(55)	(58)
Certificates of deposit	(4)	88	84
Borrowings	228	(49)	179

Total interest-bearing liabilities	237	(19)	218

Net interest income	$1,117	$(683)	$434

LIQUIDITY

Management’s objective in managing liquidity is maintaining the ability to continue meeting the cash flow needs of banking customers, such as borrowings or deposit withdrawals, as well as the Company’s own financial commitments. The principal sources of liquidity are net income, loan payments, maturing and principal reductions on securities and sales of securities available for sale, federal funds sold and cash and deposits with banks. Along with its liquid assets, the Company has additional sources of liquidity available to ensure that adequate funds are available as needed. These include, but are not limited to, the purchase of federal funds, and the ability to borrow funds under line of credit agreements with correspondent banks and a borrowing agreement with the Federal Home Loan Bank of Cincinnati, Ohio and the adjustment of interest rates to obtain depositors. Management believes the Company has the capital adequacy, profitability and reputation to meet the current and projected needs of its customers.

For the six months ended June 30, 2016, the adjustments to reconcile net income to net cash from operating activities consisted mainly of depreciation and amortization of premises and equipment, the provision for loan losses, net amortization of securities and net changes in other assets and liabilities. For a more detailed illustration of sources and uses of cash, refer to the Condensed Consolidated Statements of Cash Flows.

INFLATION

Substantially all of the Company’s assets and liabilities relate to banking activities and are monetary in nature. The consolidated financial statements and related financial data are presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). GAAP currently requires the Company to measure the financial position and results of operations in terms of historical dollars, with the exception of securities available for sale, impaired loans and other real estate loans that are measured at fair value. Changes in the value of money due to rising inflation can cause purchasing power loss.

Management’s opinion is that movements in interest rates affect the financial condition and results of operations to a greater degree than changes in the rate of inflation. It should be noted that interest rates and inflation do affect each other, but do not always move in correlation with each other. The Company’s ability to match the interest sensitivity of its financial assets to the interest sensitivity of its liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on the Company’s performance.

REGULATORY MATTERS

The Company is subject to the regulatory requirements of the Federal Reserve System as a bank holding company. The bank subsidiary is subject to regulations of the Federal Deposit Insurance Corporation (“FDIC”) and the State of Ohio, Division of Financial Institutions.

The Federal Reserve Board and the FDIC have extensive authority to prevent and to remedy unsafe and unsound practices and violations of applicable laws and regulations by institutions and holding companies. The agencies may assess civil money penalties, issue cease-and-desist or removal orders, seek injunctions, and publicly disclose those actions. In addition, the Ohio Division of Financial Institutions possesses enforcement powers to address violations of Ohio banking law by Ohio-chartered banks.

REGULATORY CAPITAL REQUIREMENTS

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The net unrealized gain or loss on available-for-sale securities is generally not included in computing regulatory capital. In order to avoid limitations on capital distributions, including dividend payments, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2016 to 2.50% by 2019. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer.

The Bank met each of the well-capitalized ratio guidelines at June 30, 2016. The following table indicates the capital ratios for the Bank and Company at June 30, 2016 and December 31, 2015.

	As of June 30, 2016
	Leverage	Tier 1 Risk Based	Common Equity Tier 1	Total Risk Based
The Middlefield Banking Company	9.11%	11.51%	11.51%	12.59%
Middlefield Banc Corp.	10.23%	13.08%	13.08%	14.16%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (Bank only)	5.00%	8.00%	6.50%	10.00%

	As of December 31, 2015
	Leverage	Tier 1 Risk Based	Common Equity Tier 1	Total Risk Based
The Middlefield Banking Company	9.23%	12.52%	12.52%	13.73%
Middlefield Banc Corp.	8.69%	12.00%	12.00%	13.20%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (Bank only)	5.00%	8.00%	6.50%	10.00%

Item 3. Quantitative and Qualitative Disclosures about Market Risk

ASSET AND LIABILITY MANAGEMENT

The primary objective of the Company’s asset and liability management function is to maximize the Company’s net interest income while simultaneously maintaining an acceptable level of interest rate risk given the Company’s operating environment, capital and liquidity requirements, performance objectives and overall business focus. The principal determinant of the exposure of the Company’s earnings to interest rate risk is the timing difference between the re-pricing or maturity of interest-earning assets and the re-pricing or maturity of its interest-bearing liabilities. The Company’s asset and liability management policies are designed to decrease interest rate sensitivity primarily by shortening the maturities of interest-earning assets while at the same time extending the maturities of interest-bearing liabilities. The Board of Directors of the Company continues to believe in a strong asset/liability management process in order to insulate the Company from material and prolonged increases in interest rates. Mortgage-backed securities generally increase the quality of the Company’s assets by virtue of the insurance or guarantees that back them, are more liquid than individual mortgage loans and may be used to collateralize borrowings or other obligations of the Company.

The Company’s Board of Directors has established an Asset and Liability Management Committee consisting of outside directors and senior management. This committee, which meets quarterly, generally monitors various asset and liability management policies and strategies.

Interest Rate Sensitivity Simulation Analysis

The Company engages an external consultant to facilitate income simulation modeling on a quarterly basis. This modeling measures interest rate risk and sensitivity. The Asset and Liability Management Committee of the Company believes the various rate scenarios of the simulation modeling enables the Company to more accurately evaluate and manage the exposure of interest rate fluctuations on net interest income, the yield curve, various loan and mortgage-backed security prepayments, and deposit decay assumptions.

Earnings simulation modeling and assumptions about the timing and volatility of cash flows are critical in net portfolio equity valuation analysis. Particularly important are the assumptions driving mortgage prepayments and expected attrition of the core deposit portfolios. These assumptions are based on the Company’s historical experience and industry standards and are applied consistently across all rate risk measures.

The Company has established the following guidelines for assessing interest rate risk:

Net interest income simulation-Projected net interest income over the next twelve months will not be reduced by more than 10% given a gradual shift (i.e., over 12-months) in interest rates of up to 200 basis points (+ or -) and assuming no balance sheet growth.

Portfolio equity simulation- Portfolio equity is the net present value of the Company’s existing assets and liabilities. Given a 200 basis point immediate and permanent increase in market interest rates, portfolio equity may not correspondingly decrease or increase by more than 20% of stockholders’ equity. Given a 100 basis point immediate and permanent decrease in market interest rates, portfolio equity may not correspondingly decrease or increase by more than 10% of stockholders’ equity.

The following table presents the simulated impact of a 200 basis point upward or 100 basis point downward shift of market interest rates on net interest income, and the change in portfolio equity. This analysis was done assuming the interest-earning asset and interest-bearing liability levels at June 30, 2016 remained constant. The impact of the market rate movements was developed by simulating the effects of rates changing gradually over a one-year period from the June 30, 2016 levels for net interest income and portfolio equity. The impact of market rate movements was developed by simulating the effects of an immediate and permanent change in rates at June 30, 2016 for portfolio equity:

	Increase 200 Basis Points	Decrease 100 Basis Points
Net interest income – increase (decrease)	(2.89)%	(1.60)%
Portfolio equity – increase (decrease)	11.10%	(26.70)%

Item 4. Controls and Procedures

Controls and Procedures Disclosure

The Company maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Corporation’s reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

As of the end of the period covered by this quarterly report, an evaluation was carried out under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934). Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures are, to the best of their knowledge, effective to ensure that information required to be disclosed by the Corporation in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Subsequent to the date of their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that there were no significant changes in internal control or in other factors that could significantly affect the Company’s internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

A material weakness is a significant deficiency (as defined in Public Company Accounting Oversight Board Auditing Standard No. 2), or a combination of significant deficiencies, that results in there being more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis by management or employees in the normal course of performing their assigned functions.

Changes in Internal Control over Financial Reporting

There have not been any changes in the Company’s internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) that occurred during the Company’s most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II – OTHER INFORMATION

Item 1.	Legal Proceedings

None

Item 1a.	There are no material changes to the risk factors set forth in Part I, Item 1A, “Risk Factors,” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Please refer to that section for disclosures regarding the risks and uncertainties related to the Company’s business.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

None

Item 3.	Defaults by the Company on its Senior Securities

None

Item 4.	Mine Safety Disclosures

N/A

Item 5.	Other information

None

Item 6.	Exhibits and Reports on Form 8-K

Exhibit list for Middlefield Banc Corp.’s Form 10-Q Quarterly Report for the Period Ended June 30 , 2016

3.1	Second Amended and Restated Articles of Incorporation of Middlefield Banc Corp., as amended	Incorporated by reference to Exhibit 3.1 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2005, filed on March 29, 2006

3.2	Regulations of Middlefield Banc Corp.	Incorporated by reference to Exhibit 3.2 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

4.0	Specimen stock certificate	Incorporated by reference to Exhibit 4 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

4.1	Amended and Restated Trust Agreement, dated as of December 21, 2006, between Middlefield Banc Corp., as Depositor, Wilmington Trust Company, as Property trustee, Wilmington Trust Company, as Delaware Trustee, and Administrative Trustees	Incorporated by reference to Exhibit 4.1 of Middlefield Banc Corp.’s Form 8-K Current Report filed on December 27, 2006

4.2	Junior Subordinated Indenture, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company	Incorporated by reference to Exhibit 4.2 of Middlefield Banc Corp.’s Form 8-K Current Report filed on December 27, 2006

4.3	Guarantee Agreement, dated as of December 21, 2006, between Middlefield Banc Corp. and Wilmington Trust Company	Incorporated by reference to Exhibit 4.3 of Middlefield Banc Corp.’s Form 8-K Current Report filed on December 27, 2006

10.1.0*	1999 Stock Option Plan of Middlefield Banc Corp.	Incorporated by reference to Exhibit 10.1 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

10.1.1*	2007 Omnibus Equity Plan	Incorporated by reference to Middlefield Banc Corp.’s definitive proxy statement for the 2008 Annual Meeting of Shareholders, Appendix A, filed on April 7, 2008

10.2*	Severance Agreement between Middlefield Banc Corp. and Thomas G. Caldwell, dated January 7, 2008	Incorporated by reference to Exhibit 10.2 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.3*	Severance Agreement between Middlefield Banc Corp. and James R. Heslop, II, dated January 7, 2008	Incorporated by reference to Exhibit 10.3 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.4.1*	Severance Agreement between Middlefield Banc Corp. and Teresa M. Hetrick, dated January 7, 2008	Incorporated by reference to Exhibit 10.4.1 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.4.2	[reserved]

10.4.3*	Severance Agreement between Middlefield Banc Corp. and Donald L. Stacy, dated January 7, 2008	Incorporated by reference to Exhibit 10.4.3 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.4.4*	Severance Agreement between Middlefield Banc Corp. and Alfred F. Thompson Jr., dated January 7, 2008	Incorporated by reference to Exhibit 10.4.4 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.5	Federal Home Loan Bank of Cincinnati Agreement for Advances and Security Agreement dated September 14, 2000	Incorporated by reference to Exhibit 10.4 of Middlefield Banc Corp.’s registration statement on Form 10 filed on April 17, 2001

10.6*	Amended Director Retirement Agreement with Richard T. Coyne	Incorporated by reference to Exhibit 10.6 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.7*	Amended Director Retirement Agreement with Frances H. Frank	Incorporated by reference to Exhibit 10.7 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.8*	Amended Director Retirement Agreement with Thomas C. Halstead	Incorporated by reference to Exhibit 10.8 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.9*	Director Retirement Agreement with George F. Hasman	Incorporated by reference to Exhibit 10.9 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2001, filed on March 28, 2002

10.10*	Director Retirement Agreement with Donald D. Hunter	Incorporated by reference to Exhibit 10.10 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2001, filed on March 28, 2002

10.11*	Director Retirement Agreement with Martin S. Paul	Incorporated by reference to Exhibit 10.11 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2001, filed on March 28, 2002

10.12*	Amended Director Retirement Agreement with Donald E. Villers	Incorporated by reference to Exhibit 10.12 of Middlefield Banc Corp.’s Form 8-K Current Report filed on January 9, 2008

10.13*	Executive Survivor Income Agreement (aka DBO agreement [death benefit only]) with Donald L. Stacy	Incorporated by reference to Exhibit 10.14 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.14*	DBO Agreement with Jay P. Giles	Incorporated by reference to Exhibit 10.15 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.15*	DBO Agreement with Alfred F. Thompson Jr.	Incorporated by reference to Exhibit 10.16 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.16	[reserved]

10.17*	DBO Agreement with Teresa M. Hetrick	Incorporated by reference to Exhibit 10.18 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.18*	Executive Deferred Compensation Agreement with Jay P. Giles	Incorporated by reference to Exhibit 10.18 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2011, filed on March 20, 2012

10.19*	DBO Agreement with James R. Heslop, II	Incorporated by reference to Exhibit 10.20 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.20*	DBO Agreement with Thomas G. Caldwell	Incorporated by reference to Exhibit 10.21 of Middlefield Banc Corp.’s Annual Report on Form 10-K for the Year Ended December 31, 2003, filed on March 30, 2004

10.21*	Form of Indemnification Agreement with directors of Middlefield Banc Corp. and with executive officers of Middlefield Banc Corp. and The Middlefield Banking Company	Incorporated by reference to Exhibit 99.1 of Middlefield Banc Corp.’s registration statement on Form 10, Amendment No. 1, filed on June 14, 2001

10.22*	Annual Incentive Plan	Incorporated by reference to Exhibit 10.22 of Middlefield Banc Corp.’s Form 8-K Current Report filed on June 12, 2012

10.22.1*	Annual Incentive Plan 2016 Award Summary	Incorporated by reference to Exhibit 10.22.1 of Middlefield Banc Corp.’s Form 8-K Current Report filed on March 9, 2016

10.23*	Amended Executive Deferred Compensation Agreement with Thomas G. Caldwell	Incorporated by reference to Exhibit 10.23 of Middlefield Banc Corp.’s Form 8-K Current Report filed on May 9, 2008

10.24*	Amended Executive Deferred Compensation Agreement with James R. Heslop, II	Incorporated by reference to Exhibit 10.24 of Middlefield Banc Corp.’s Form 8-K Current Report filed on May 9, 2008

10.25*	Amended Executive Deferred Compensation Agreement with Donald L. Stacy	Incorporated by reference to Exhibit 10.25 of Middlefield Banc Corp.’s Form 8-K Current Report filed on May 9, 2008

10.26	[reserved]

10.27	[reserved]

10.28	[reserved]

10.29*	Form of conditional stock award	Incorporated by reference to Exhibit 10.29 of Middlefield Banc Corp.’s From 8-K Current Report filed on March 4, 2016

31.1	Rule 13a-14(a) certification of Chief Executive Officer	filed herewith

31.2	Rule 13a-14(a) certification of Chief Financial Officer	filed herewith

32	Rule 13a-14(b) certification	filed herewith

101.INS**	XBRL Instance	furnished herewith

101.SCH**	XBRL Taxonomy Extension Schema	furnished herewith

101.CAL**	XBRL Taxonomy Extension Calculation	furnished herewith

101.DEF**	XBRL Taxonomy Extension Definition	furnished herewith

101.LAB**	XBRL Taxonomy Extension Labels	furnished herewith

101.PRE**	XBRL Taxonomy Extension Presentation	furnished herewith

*	management contract or compensatory plan or arrangement
**	XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned and hereunto duly authorized.

MIDDLEFIELD BANC CORP.

Date: August 10, 2016	By:	/s/ Thomas G. Caldwell

Thomas G. Caldwell

President and Chief Executive Officer

Date: August 10, 2016	By:	/s/ Donald L. Stacy

Donald L. Stacy

Principal Financial and Accounting Officer

Exhibit 31.1

Certification of Principal Executive Officer

Pursuant to Section 302 of the Securities Exchange Act of 1934

I, Thomas G. Caldwell, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Middlefield Banc Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 10, 2016	/s/ Thomas G. Caldwell

Thomas G. Caldwell
President and Chief Executive Officer

Exhibit 31.2

Certification of Principal Executive Officer

Pursuant to Section 302 of the Securities Exchange Act of 1934

I, Donald L. Stacy, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Middlefield Banc Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 10, 2016	/s/ Donald L. Stacy

Donald L. Stacy
Principal Financial and Accounting Officer

Exhibit 32

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Middlefield Banc Corp. (the “Company”) on Form 10-Q for the period ending June 30, 2016 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), we, Thomas G. Caldwell, President, and Donald L. Stacy, Chief Financial Officer, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1)   The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)   The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By: /s/ Thomas G. Caldwell	By: /s/ Donald L. Stacy

Thomas G. Caldwell	Donald L. Stacy

President and Chief Executive Officer	Principal Financial and Accounting Officer

August 10, 2016

A signed original of this written statement required by Section 906 has been provided to Middlefield Banc Corp. and will be retained by Middlefield Banc Corp. and furnished to the Securities and Exchange Commission or its staff upon request.